EXHIBIT 99.1

United Microelectronics Corporation Limited

Employee Stock Option Plan for Employees (translation)

1.	Plan Objectives:

The stock option plan (the “Plan”) is designed to: attract and retain the talents of skilled employees who are needed for the development of United Microelectronics Corporation Limited (the “Company”), provide incentives for employees to stay on their jobs, and boost employees’ loyalty to the Company, all in a way that benefits both the Company and its shareholders.

2.	Issue Period:

All stock options will be granted within one year of the plan’s approval by Taiwan’s securities regulatory authority. The options may be granted in whole or tranches. The Chairman of the Company’s Board of Directors (the “Chairman”) will decide the actual date or dates on which options will be granted.

3.	Manner of Settlement:

The exercise of an option will be settled by issuing new shares.

4.	Eligibility:

All regular employees of the Company, or of any of its domestic and overseas affiliated companies, are eligible for the grant of stock options under the plan, but the base date for eligibility will only be determined by the Chairman. In practice, eligible employees and the number of options granted to an employee will be determined by a number of factors, including seniority, job grade, job performance, contribution, special achievement and other conditions deemed relevant by the management. The grant of options to respective employees will be finalized following the approval of the Chairman and consent of the board of directors.

In case an optionee violates the employment agreement, work rules or other Company rules, the Company may, depending on the severity of the violation, revoke, in whole or in part, the vested, unexercised options of said employee.

The number of options granted to any single employee shall not exceed ten percent (10%) of all options granted and the number of shares any single employee may purchase in each fiscal year under this stock option plan shall not exceed one percent (1%) of the total shares issued at the year-end.

5.	Volume of Issue:

The total number of options to be issued under this stock option plan is 150,000,000 options, where each option gives employee the right to purchase one share of Company’s common stock. The total number of new shares of common stock to be issued for settlement of the options granted shall be 150,000,000 shares.

6.	Terms:

a.	Exercise price: The exercise price for the shares is the market closing price of Company’s common shares on the day the options are issued (granted).

b.	Vesting Schedule: Every option expires on the sixth anniversary of its date of grant (the Expiration Date) and upon expiration, unexercised shares are deemed forfeited and the optionee may no longer claim the right to exercise the option and purchase those shares.

Unless the options are otherwise revoked in part or in whole, options vest (become exercisable) by the following schedule:

(1)	50% of the shares two years after the grant, i.e. 50% of the option shares vest on the second anniversary of the grant date.

(2)	75% of the shares three years after the grant, i.e. an additional 25% of the option shares vest on the third anniversary of the grant date.

(3)	100% of the shares three years after the grant, i.e. an additional 25% of the option shares vest on the fourth anniversary of the grant date.

c.	Type of share underlying the options: common shares of the Company.

d.	Following the date of termination of service as an employee with the Company (the Termination Date), the option may remain exercisable, if not revoked, for a period of time as follows:

(1)	In case of voluntary termination by employee:

The option, to the extent (and only to the extent) that it would have been exercisable by the employee on the Termination Date, may be exercised during the thirty (30) days following the Termination Date, provided that such period may be extended by the number of those days that fall within a closed period, as set forth in Article 8(e), but in any event no later than the Expiration Date. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee. Unvested options lapse on the employee’s Termination Date.

(2)	In case of retirement:

The option may be exercised for the remaining shares, except that if the Termination Date occurs prior to the second anniversary of the date of grant of the option, then the option will not be exercisable in full until that second anniversary. The option will terminate and cease to be exercisable on the earlier to occur of either: (a) the Expiration Date and (b) the later of: (i) the first anniversary of the Termination Date and (ii) the third anniversary of the option’s date of grant. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee.

(3)	In case of death of general cause (i.e., death is not due to occupational casualty):

The option, to the extent (and only to the extent) that it would have been exercisable by the employee on the Termination Date, may be exercised on the date of death, by the employee’s heir(s) within one year from the Termination Date, but in any event no later than the Expiration Date. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the heir(s) of employee. Unvested options of the employee will lapse on the day of death of said employee.

(4)	In case of occupational casualty:

(a)

Unless otherwise specified by law, the option may be exercised for the remaining shares, except that if the Termination Date occurs prior to the second anniversary of the date of grant of the option, then the option will not be exercisable in full until that second anniversary. The option will terminate and cease to be exercisable on the earlier to occur of either: (i) the Expiration Date and (ii) the later of: (A) the first anniversary of the Termination Date and (B) the third anniversary of the option’s date of grant. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee.

(b)	Unless otherwise specified by law, the option may be exercised by the heir(s) of an employee who dies from an occupational casualty the option may be exercised for the remaining shares, except that if the Termination Date occurs prior to the second anniversary of the date of grant of the option, then the option will not be exercisable in full until that second anniversary. The option will terminate and cease to be exercisable on the earlier to occur of either: (i) the Expiration Date and (ii) the later of: (A) the first anniversary of the Termination Date and (B) the third anniversary of the option’s date of grant. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the heir(s) of said employee.

(5)	In case of transfer:

In case an employee requests for transfer to an affiliated company or another company, the options granted to said employee shall be settled in accordance with Article 6.d(1) hereof or by the related rules specified for dismissal under the Labor Law of ROC. However, if the Company, due to business needs, initiates the transfer, then options granted to said employee are not subjected to change.

(6)	In case of leave without pay:

The option may be exercised for then-vested shares within thirty (30) days starting from the date of commencing such leave, provided that such period may be extended by the number of those days that fall within a closed period, as set forth in Article 8.e, but in any event no later than the Expiration Date. Exercisability of the option will then be suspended. Vesting is suspended immediately upon commencing such leave. If the employee returns to employment with the employer approving the leave without pay, then the option will be exercisable and the vesting dates remaining at the time exercisability of the option was suspended shall each be postponed by the number of days of such leave without pay. However, with respect to any vesting installment on any postponed vesting date, such vesting installment shall not occur if such postponed vesting date falls after the Expiration Date.

(7)	In case of layoff:

The option, to the extent (and only to the extent) that it would have been exercisable by the employee on the Termination Date, may be exercised during the thirty (30) days following the Termination Date, provided that such period may be extended by the number of those days that fall within a closed period, as set forth in Article 8(e), but in any event no later than the Expiration Date. Upon the expiration of the aforesaid exercise period, unexercised options are deemed forfeited by the employee. Unvested options of the employee will lapse on the day said employee is terminated, unless otherwise approved by the Chairman.

(8)	Termination of employment due to other causes:

In case of termination or adjustment of employment under circumstances other than those described above, the Chairman, shall adjust the grant period and vesting schedule for the options, as the Chairman deems necessary or desirable, including, without limitation, immediate termination and lapse of the options.

(9)	Options not exercised by employee or his/her heir(s) during the period specified in Article 6.b. hereof shall be deemed forfeited.

e.	Options are not transferable except by will or the laws of descent and distribution.

f.	The Company will cancel all options forfeited by the employee or revoked by the Company without reissue.

7.	Adjustment of Exercise Price:

After the issuance of the option, unless the Company increases its capital by surplus and/or capital reserve, the exercise price shall not be adjusted. The exercise price shall be computed by the following formulae:

(Computation up to hundredths of New Taiwan dollars and the fraction is rounded off at 4 to become 5)

Adjusted subscription price =

[ (Exercise price before adjustment ×shares issued) + (Amount paid for each share × number of new shares issued) ] ÷(shares issued + number of new shares issued)

a.	Shares issued refer to total number of common stocks issued, including the number of treasury shares which have not been cancelled or transferred, but excluding outstanding entitlement certificates issued in connection with the Plan or convertible bonds.

b.	In the case of free distribution of shares, the amount paid for each share shall be zero.

c.	If the exercise price after adjustment exceeds the exercise price before adjustment, no adjustment shall be made.

8.	Procedure for Exercising Options:

a.	Except the pre-defined closed period or a period in which exercise of options is not permitted by relevant laws and regulations or otherwise stipulated under the Plan, the option holder may, in accordance with Article 6(b) of the Plan hereof, exercise the right to purchase share by submitting the written request (exercise form) to the Company’s stock transfer agent, SinoPac Securities Co.’s department of securities affairs.

b.	After the written request is accepted by the Company’s stock transfer agent, SinoPac Co.’s department of securities affairs, the subscriber will be notified for payment at a designated bank. The exercise of option is irrevocable once the payment is made.

c.	Unless otherwise stipulated in the Plan hereof, upon confirmation of payment the Company’s stock transfer agent, SinoPac Securities Co.’s department of securities affairs shall register the number of shares exercised in the shareholders records and, within 5 business days, issue the entitlement certificates.

d.	As of the date the entitlement certificates, the entitlement certificates are tradable upon the delivery.

e.	The pre-defined closed period for exercise mentioned under Article 8(a) above shall refer to:

(1)	7 business days prior to the date of the Board meeting in preparation for the annual shareholder’s general meeting, including the day on which the board meeting is being held, till the stock dividend record date or dividend record date, whichever comes later. When there is no distribution of dividend for the year as resolved by the annual shareholder’s general meeting, the final day shall end on the date on which the shareholder’s annual general meeting was held.

(2)	From the Board meeting date which the merger record date is determined till the merger record date; or from the Board meeting date which stock split record date is determined till the stock split record date; or from the Board meeting date which dividend record date is determined till dividend record date.

9.	Settlement for Common Shares:

a.	During each fiscal year, the Company establishes the following three dates as the consolidation dates on which the Company proceeds with the application for updating paid-in capital and issuance of new shares with the relevant regulatory authority.

(1)	7 business days prior to the annual boarding meeting (including the board meeting date) in preparation for the annual shareholder’s general meeting.

(2)	September 28.

(3)	December 28.

b.	In conjunction with the update registration for paid-in capital, all option holders that have submitted the Request for Exercise Form with the Company’s stock transfer agent, SinoPac Securities Co.’s department of securities affairs and paid in full prior to the consolidation date, (excluding consolidation date), may participate in the update registration for paid-in capital.

c.	After completion of the update registration for paid-in capital, printing of the common share certificate, certification and all necessary procedures, the Company shall issue the common shares for settlement.

10.	Rights and Obligations after Exercising options:

The holders of entitlement certificates of the Company issued under the Plan shall have the same rights and obligations as holders of common shares of the Company.

11.	Taxes:

All Option holders that have exercised shall pay related taxes as specified under the taxations laws of the Republic of China.

12.	Confidentiality and Restrictions on Disposal:

a.	All employees who receive stock options of the Company must keep the matter confidential without inquiring other employees for information or disclosing related information to others, including but not limited to the quantity of options received and the interest related thereof. In case an employee breaches this provision, the Company may revoke the unexercised options of said employee.
b.	In case an employee, after receiving the grant of options, is found to grossly violate the employment agreement, Company work rules or other Company rules, the Company has the right to immediately revoke the unvested options as well as vested, but unexercised options of said employee, and demand compensation from said employee equivalent to all profits said employee has earned from exercising his/her options in the span of two years before the date of gross violation. The computing formula for the profits is: (the market price on the date of exercise less the exercise price) × number of shares.

c.	Employees shall not transfer, hypothecate, or pledge their options and vested interest, or give them to others as gift or dispose them in any other manner.

13.	Enforcement Rules:

With respect to matters concerning the name list, seal, payment, issuance of share certificate, and other related procedure, operation details and timing, the Company’s stock transfer agent, SinoPac Securities Co.’s department of securities affairs shall notify each option holders separately.

14.	Other Important Provisions:

a.	The Rules herein shall come into force following resolution by the board of directors and approval by the regulatory authority. In case of changes in ordinance, reversal of decision by the regulatory authority or change in the objective environment, the Company may amend the Rules herein by the resolution of the board of directors and approval by the regulatory authority.

b.	For matters not specified herein, relevant laws and regulations of the Republic of China shall govern.